Exhibit 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ANNOUNCES FOURTH QUARTER AND YEAR-END 2012 RESULTS

Dallas, Texas (February 22, 2013) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter Financial Results

For the quarter ended December 31, 2012, consolidated net revenues increased 15% to $154.5 million compared with $134.4 million in the prior year period. Operating income for the fourth quarter, which was negatively impacted by an increase in acquisition and divestiture related expenses, increased to $69.2 million as compared with $67.2 million for the prior year period. EBITDA less noncontrolling interests increased 14% to $61.6 million versus $54.3 million in the prior year quarter.

The financial results for the fourth quarter were driven by systemwide revenue growth of 11%, consisting of 6% U.S. same-facility revenue growth and the remainder being due to acquisition activity.

Cash flows from operating activities for the fourth quarter totaled $50.5 million compared with $38.2 million for the prior year period. During the fourth quarter, the Company and its consolidated subsidiaries invested approximately $3.7 million in maintenance capital expenditures and an additional $3.3 million to develop new facilities and expand existing facilities.

Full Year Financial Results

For the year ended December 31, 2012, consolidated net revenues increased 8% to $540.2 million compared with $499.2 million in the prior year period. Operating income for 2012 increased 5% to $245.2 million as compared with $233.7 million for the prior year period. EBITDA less noncontrolling interests increased 11% to $204.1 million versus $183.4 million in the prior year period.

Cash flows from operating activities for the year ended December 31, 2012, totaled $180.3 million compared with $164.7 million for the prior year period. During 2012, the Company and its consolidated subsidiaries invested approximately $13.2 million in maintenance capital expenditures and an additional $17.5 million to develop new facilities and expand existing facilities.

Systemwide Financial Results

Due to the Company’s partnerships with physicians and prominent healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates is a significant and growing portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which include revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At December 31, 2012, 149 of the 213 facilities the Company operated were not consolidated.

-MORE-

United Surgical Partners Announces Fourth Quarter and Year-End 2012 Results

February 22, 2013

For the fourth quarter, the systemwide revenues of the facilities operated by the Company increased 11% on a year-over-year basis, while consolidated revenues increased 15%. For the year ended December 31, 2012, the systemwide revenues of the facilities operated by the Company increased 12% on a year-over-year basis, while consolidated revenues increased 8%.

Development Activity

During 2012, the Company acquired 14 facilities and opened two de novo facilities. The Company expects similar development activity in 2013.

Financing Update

In December 2012, the Company borrowed an additional $150.0 million in new term loans, the proceeds of which were used to repay revolver debt, fund a dividend and pay transaction expenses. Also, this week, the Company amended its credit facility to borrow an additional $150.0 million to repay $144.4 million of its term debt that was to mature April 2014. The new $150.0 million loan matures April 2019. The amendment also reduced the LIBOR spread on the term loans by 100 basis points.

Reclassification of Prior Year Earnings Due to Refinancing and Spin-Out of the Company’s United Kingdom Subsidiary

During the second quarter of 2012, the Company amended its senior secured credit facility, issued new senior unsecured notes, redeemed all validly tendered outstanding notes pursuant to the previously announced tender offer and consent solicitation, deposited funds with the trustee to redeem the remaining outstanding notes, and spun-off its U.K. subsidiary. As a result, the Company no longer has any ownership in the U.K. subsidiary, which was renamed European Surgical Partners, Ltd., and has classified its prior earnings as discontinued operations.

Conclusion

Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “2012 was a good year for USPI, from both an operations and development perspective. We also believe the Company is well positioned strategically, as various reform initiatives continue to unfold.”

The live broadcast of USPI’s fourth quarter conference call will begin at 10:00 a.m. Eastern Time today, February 22, 2013. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.uspi.com or at www.earnings.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 214 domestic facilities, of which 148 are jointly owned with not-for-profit healthcare systems.

The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

-MORE-

United Surgical Partners Announces Fourth Quarter and Year-End 2012 Results

February 22, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except number of facilities)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues	$154,516	$134,378	$540,235	$499,178

Equity in earnings of unconsolidated affiliates	30,185	26,214	96,393	83,137

Operating expenses:
Salaries, benefits and other employee costs	38,371	32,606	138,020	125,143
Medical services and supplies	24,663	20,432	83,546	76,721
Other operating expenses	24,248	21,212	87,173	79,707
General and administrative expenses	11,426	9,069	41,434	38,028
Provision for doubtful accounts	3,365	2,667	9,678	9,409
Net loss (gain) on deconsolidations, disposals and impairments	6,928	2,221	7,588	(1,529)
Depreciation and amortization	6,546	5,231	23,955	21,177

Total operating expenses	115,547	93,438	391,394	348,656

Operating income	69,154	67,154	245,234	233,659
Interest expense, net	(23,695)	(15,093)	(85,258)	(63,021)
Gain (loss) on early retirement of debt	531	–	(37,450)	–
Other, net	135	41	(613)	(73)

Income from continuing operations before income taxes	46,125	52,102	121,913	170,565
Income tax expense	(11,160)	(12,627)	(21,502)	(39,918)

Income from continuing operations	34,965	39,475	100,411	130,647
Discontinued operations, net of tax	(360)	(118,775)	3,073	(111,562)

Net income (loss)	34,605	(79,300)	103,484	19,085
Less: Net income attributable to noncontrolling interests	(21,028)	(20,337)	(72,693)	(69,929)

Net income (loss) attributable to USPI’s common stockholder	$13,577	$(99,637)	$30,791	$(50,844)

Supplemental Data:
Facilities operated at period end	213	206	213	206

-MORE-

United Surgical Partners Announces Fourth Quarter and Year-End 2012 Results

February 22, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	Dec. 31, 2012	Dec. 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$51,203	$41,822
Available for sale securities	10,741	4,815
Accounts receivable, net of allowance for doubtful accounts of $9,904 and $8,576, respectively	50,108	58,057
Other receivables	14,611	10,499
Inventories	8,017	10,117
Deferred tax assets, net	20,687	14,704
Other	16,607	15,314

Total current assets	171,974	155,328

Property and equipment, net	126,526	235,321
Investments in unconsolidated affiliates	484,079	444,734
Goodwill and intangible assets, net	1,555,108	1,536,485
Other	23,062	21,630

Total assets	$2,360,749	$2,393,498

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$14,981	$28,765
Accrued expenses and other	241,512	222,985
Current portion of long-term debt	17,913	25,487

Total current liabilities	274,406	277,237

Long-term debt	1,461,621	1,042,969
Other liabilities	199,336	198,753

Total liabilities	1,935,363	1,518,959

Noncontrolling interests—redeemable	153,399	106,668

USPI stockholder’s equity	233,715	732,688
Noncontrolling interests—nonredeemable	38,272	35,183

Total equity	271,987	767,871

Total liabilities and equity	$2,360,749	$2,393,498

-MORE-

United Surgical Partners Announces Fourth Quarter and Year-End 2012 Results

February 22, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Key Operating Statistics

(in thousands, except for number of facilities, cases and percentages)

	Three Months Ended December 31,
	2012	2011	% Change
Systemwide same-facility statistics(1) (2):
Facility cases	243,245	240,855	1.0%
Net revenue/case	$2,419	$2,300	5.2%
Net revenue	$588,319	$553,946	6.2%
Facility operating income margin(3)	28.9%	28.8%	10 bps

Other:
Total consolidated facilities	64	59

EBITDA less noncontrolling interests(4)
GAAP operating income	$69,154	$67,154	3.0%
Depreciation and amortization	6,546	5,231
Net loss on deconsolidations, disposals and impairments	6,928	2,221

EBITDA	82,628	74,606
Net income attributable to noncontrolling interests	(21,028)	(20,337)

EBITDA less noncontrolling interests	$61,600	$54,269	13.5%

	Year Ended December 31,
	2012	2011	% Change
EBITDA less noncontrolling interests(4)
GAAP operating income	$245,234	$233,659	5.0%
Depreciation and amortization	23,955	21,177
Net loss (gain) on deconsolidations, disposals and impairments	7,588	(1,529)

EBITDA	276,777	253,307
Net income attributable to noncontrolling interests	(72,693)	(69,929)

EBITDA less noncontrolling interests	$204,084	$183,378	11.3%

(1)	Excludes de novo facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.
(2)	Statistics for acquired facilities are included in both periods.
(3)	Calculated as operating income divided by net revenue.
(4)

EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income, depreciation and amortization, and net loss (gain) on deconsolidations, disposals and impairments, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

-END-